State of Delaware
Secretary of State
Division of Corporations
Delivered 05:23 PM 10/11/2012
FILED 05:23 PM 10/11/2012
SRV 121121671 - 5226641 FILE

# CERTIFICATE OF TRUST
# OF
# ICON ECI FUND SIXTEEN

THIS CERTIFICATE OF TRUST OF ICON ECI FUND SIXTEEN (the "Trust") is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (as amended from time to time, the "Delaware Act").

1. Name. The name of the statutory trust is "ICON ECI Fund Sixteen."

2. Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are: Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-0001.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811 of the Delaware Act.

Wilmington Trust, National Association, not in its individual capacity, but solely as trustee

By: W.T. Morris II
Name: W.Thomas Morris, II
Title: Vice President